                                EXHIBIT 11.01



                    OAK TECHNOLOGY, INC. AND SUBSIDIARIES

        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


                                                                  Three Months Ended
                                                                     September 30,
                                                                 ---------------------
                                                                   1998         1997
                                                                 --------      -------
Statement of operations data:

     Net income (loss).........................................  $(14,179)     $ 6,193
                                                                 --------      -------
                                                                 --------      -------
Weighted average number of common and
     dilutive common equivalent shares used
     in computations:

          Common stock.........................................    40,928       41,321

          Stock options and other common stock equivalents.....        --        1,248
                                                                 --------      -------
Shares used in computing net income (loss) per share...........    40,928       42,569
                                                                 --------      -------
                                                                 --------      -------
Net income (loss) per share....................................  $  (0.35)     $  0.15
                                                                 --------      -------
                                                                 --------      -------